Exhibit 21.1

Subsidiaries of the Registrant

Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of certain subsidiaries of the Company have been omitted because such unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2016.

Subsidiary		Jurisdiction of Incorporation
1.	Great Southwestern Construction, Inc.	Colorado, U.S.
2.	The L. E. Myers Co.	Delaware, U.S.
3.	MYR Transmission Services, Inc.	Delaware, U.S.
4.	Harlan Electric Company	Michigan, U.S.
5.	Sturgeon Electric Company, Inc.	Michigan, U.S.
6.	MYR Equipment, LLC	Delaware, U.S.
7.	MYR Real Estate Holdings, LLC	Delaware, U.S.
8.	MYR Group Construction Canada, Ltd.	British Columbia, Canada
9.	MYR Transmission Services Canada, Ltd.	British Columbia, Canada
10.	Northern Transmission Services, Ltd.	British Columbia, Canada
11.	E.S. Boulos Company	Delaware, U.S.
12.	High Country Line Construction, Inc.	Nevada, U.S
13.	GSW Integrated Services, LLC	Delaware, U.S.
14.	MYR Real Estate Holdings Alaska, LLC	Delaware, U.S.
15.	Sturgeon Electric California, LLC	Delaware, U.S.
16.	Western Pacific Enterprises Ltd.	British Columbia, Canada